Exhibit (a)(1)(E)

FORM OF COMMUNICATION

REJECTION OF THE ELECTION FORM

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

REJECTION OF THE ELECTION FORM

Date:

To:

From:	Retractable Technologies, Inc.
Re:	Rejected Election Form

Unfortunately, your Election Form regarding our Offer to Exchange Stock Options was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s):

If you wish to participate in the Exchange Offer, please complete and execute the attached Election Form (and any other document it requires) and deliver it to Retractable Technologies, Inc. so that it is RECEIVED before the Expiration Date, which we expect will be at 5:00 p.m., Central Standard Time, on November 18, 2008 (or later if we extend the offer), by one of the following means:

By Hand or Interoffice Mail:

Attention: Mr. Douglas W. Cowan

By Facsimile:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

Facsimile: (972) 292-1630

By Mail or Delivery Service:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

511 Lobo Lane

Little Elm, Texas 75068

By Email:

rtifinancial@vanishpoint.com

Please ensure that you receive a Confirmation of Receipt of Election Form from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the Expiration Date of the Exchange Offer, all Eligible Options currently held by you will remain outstanding according to their existing terms.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, or other documents relating to this Exchange Offer) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.